                                                                   EXHIBIT 10.69

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]



                               LICENSE AGREEMENT


         THIS LICENSE AGREEMENT is effective as of the 11th day of December, 1996, by and among MPILEX Partners, L.P., a Delaware limited partnership ("NEWCO"), having an address at 14785 Omicron Drive, San Antonio, Texas 78245-3217, U.S.A. and ILEX Oncology Inc. ("ILEX"), formerly known as Biovensa Inc., having an address at 14785 Omicron Drive, San Antonio, Texas 78245-3217, U.S.A.

         WHEREAS, ILEX entered an agreement (the "B.W. Agreement") with Burroughs Wellcome Co. (now known as Glaxo Wellcome Inc.) ("B.W. Co.") and the Wellcome Foundation Limited ("WFL"), pursuant to which ILEX was granted a license, with the right to sublicense, to certain worldwide rights to make, use, and sell piritrexim isethionate, also known as 2, 4--diamino--6 (2, 5--dimethoxybenzyl)--5--methylpyrido--(2, 3--D) pyrimidine, in all forms and formulations; and

         WHEREAS, NEWCO is interested in obtaining an exclusive sublicense of ILEX's worldwide rights to such Patent Rights and Know-How to use and sell the Compound and Products containing the Compound; and

         WHEREAS, ILEX is willing to grant such license to NEWCO;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth herein, the parties hereto mutually agree as follows:

                            ARTICLE 1.  DEFINITIONS

         As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

         1.1 "Affiliate" means any corporation or entity which controls, is controlled by, or is under common control with ILEX or NEWCO. A corporation or entity shall be regarded as in control of another corporation if it owns or
directly or indirectly controls at least       [**]          of the voting
stock of the other corporation, or (i) in the absence of the ownership of at
least      [**]         of the voting stock of a corporation or (ii) in the
case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

         1.2  "Agreement" means this License Agreement.

         1.3 "Approval Date" means the calendar date upon which necessary government authorities in a country issue final approval legally required before a Product may be commercialized in such country.

         1.4 "Base Currency" means (i) Dollars, with respect to sales of Products in the U.S. and royalties payable to ILEX thereon; and (ii) Sterling, with respect to sales of Products in the Non-U.S. Territory and royalties payable to ILEX thereon.

         1.5 "B.W. Agreement" means the License Agreement entered into by Burroughs Wellcome Co., the Wellcome Foundation Limited, and ILEX effective as of the Operative Date. A copy of the B.W. Agreement is attached hereto as Exhibit "I" and made a part hereof.

         1.6 "Compound" means the chemical known as piritrexim isethionate, having the chemical structure set forth on Appendix II attached hereto and made a part hereof.

         1.7 "Cost of Manufacturing" means the actual cost incurred by ILEX in the manufacture of formulated Compound, including all packaging, transportation and handling charges, excise, use, and sales taxes, or any import/export duties actually paid.

         1.8     "Dollars" or "$" means United States dollars.

         1.9 "Effective Date" means the date appearing at the beginning of this Agreement.

         1.10 "Europe" means all countries which are Member States, from time to time, of the European Economic Area.

         1.11 "FDA" means the United States Food and Drug Administration or any successor entity.

         1.12 "Field" means the treatment or prophylaxis of cancer in humans and conditions other than cancer which are associated with cancer or the treatment or prophylaxis of cancer in humans.

         1.13 "First Commercial Sale" means the date on which NEWCO or a sublicensee first transfers title to a Product to a Third Party for monetary consideration.

         1.14 "ILEX's License Rights" means the license rights B.W. Co. and WFL granted ILEX in the B.W. Agreement.

         1.15 "IND" means an Investigational New Drug application or any equivalent successor application.

         1.16 "Know-How" means all inventions, technical data, techniques, knowledge, and other information, whether or not patented or patentable, that are (i) reasonably necessary to manufacture a Product or to use the Compound in the Field, including all regulatory filings, clinical trial data, synthesis and analytic procedures and reference standards, and (ii) owned by ILEX or licensed to ILEX under the B.W. Agreement.

         1.17 "Major European Country" shall mean any of Great Britain, France, Germany, Italy, Spain, or the Netherlands.

         1.18 "NDA" means a New Drug Application or any equivalent successor application.

         1.19 "Net Sales," with respect to any Product containing the Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) of such Product billed by NEWCO and its sublicensees to Third Party customers, less: (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned Product and for allowances in lieu of returned Product following price increases; (ii) the amounts of customary trade and cash discounts, to the extent such trade and cash discounts are not deducted by NEWCO or its sublicensees at the time of invoice in order to arrive at the gross invoice prices; (iii) all transportation and handling charges, sales taxes, excise taxes, use taxes, value added taxes, other similar taxes, or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to Third Party payors, whether during the specific royalty period, as defined in Section 5.1, or not.

         1.20 "Net Sales," with respect to any Product containing one or more active ingredients in addition to the Compound, means the gross sales of such Product billed by NEWCO and its sublicensees to Third Party customers, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in clauses (i) through (iv) of Section 1.18, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such Product and the denominator of which shall be the manufacturing cost or acquisition cost, as applicable, of all active ingredients in such Product, including the Compound. These costs shall be computed using the standard cost accounting procedures of ILEX in accordance with generally accepted accounting principles (i.e., GAAP).

         1.21 "Operative Date" means the 31st day of March, 1995, the date which the B.W. Agreement became effective.

         1.22 "Patent Rights" means, collectively, the B.W. Co. Patent Rights and the WFL Patent Rights licensed to ILEX under the B.W. Agreement as more fully described in Exhibit "I" attached hereto and made a part hereof.

         1.23 "Product" means the Compound or any product containing the Compound as an active ingredient, which is (i) covered by a Valid Claim or (ii) made or developed using the Know-How.

         1.24 "Registration" means in relation to any Product such approvals by government authorities in a country (including price approvals) as may be legally required before such Product may be commercialized in such country.

         1.25    "Sterling" or "L" means English Pounds Sterling.

         1.26 "Submittal Date" means the calendar date upon which NEWCO forwards, whether by mail, facsimile, electronically, carrier, or otherwise, a Registration dossier or NDA to appropriate government authorities.

         1.27 "Technology" means the Patent Rights together with all Know-How related or pertaining to the Field.

         1.28    "Territory" means the U.S. and Non-U.S. Territory.

         1.29 "Non-U.S. Territory" means the entire world excluding the U.S.

         1.30 "Third Party" means any party other than MPI Enterprises, L.L.C. ("MPI"), ILEX, NEWCO, ILEX's and NEWCO's respective Affiliates, and NEWCO's sublicensees.

         1.31 "U.S." means the United States of America, its territories and possessions.

         1.32 "Valid Claim" means a claim of an issued and unexpired patent included within the Patent Rights which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

                    ARTICLE 2.  REPRESENTATIONS & WARRANTIES

         Each party hereto represents and warrants to the other that it is free to enter into this Agreement and to carry out its obligations hereunder, including, in the case of ILEX, the right to grant the license granted by it pursuant to Article 3 hereof. Except as set forth in this Article 2, ILEX makes no representations or warranties with respect to the Patent Rights or the Know-How.

                               ARTICLE 3.  GRANT

         3.1 License Grant. Subject to the provisions of Section 3.2 and 3.3 in respect of the exclusive sublicense granted in this Section 3.1, and B.W. Co.'s and WFL's reservation of rights set forth in Section 3.3 of the B.W. Agreement, and any other limitation upon ILEX's License Rights set forth in the B.W. Agreement, ILEX hereby grants to NEWCO, under the Patent Rights and Know-How, an exclusive sublicense in the Territory in the Field with a right to sublicense, to make, have made, use and sell Products.

         3.2 Reservation of Rights. ILEX hereby reserves the perpetual, royalty-free right to practice the Patent Rights and to use the Know-How for research purposes.

         3.3 Manufacturing and Marketing Rights. ILEX hereby reserves the rights set forth in Sections 8.3 and Article 9.

                 ARTICLE 4.  LICENSE FEE AND MILESTONE PAYMENTS


         4.1 License Fee. As partial consideration for the licenses granted hereunder, NEWCO will pay ILEX a total sum of One Million Five Hundred Thousand Dollars ($1,500,000) upon Effective Date.


         4.2 Milestone Payments. As partial consideration for the licenses granted hereunder, and subject to fulfillment of preconditions to payment referred to in this Section 4.2, NEWCO will pay ILEX the following sums:

                 (i)      [**]                             within ten (10)
                          days of the Submittal Date of the first NDA in the United States;

                 (ii)     [**]                                     within ten
                          (10) days of the Submittal Date of the first
                          Registration dossier in a Major European Country;

                 (iii)    [**]                                     within ten
                          (10) days of the Submittal Date of the first
                          Registration in Japan;

                 (iv)
                          [**]         within ten (10) days of the Approval
                          Date of the first Approval of the NDA in the United States;

                 (v)
                          [**]         within ten (10) days of the Approval
                          Date of the first Registration dossier by a Major European Country;

                 (vi)     [**]                             within ten (10)
                          days of the Approval Date of the first Registration dossier in Japan.

         4.3 Payment. Payment of each installment of the License Fee and Milestone Payment shall be made in Dollars directly to ILEX.

                             ARTICLE 5.  ROYALTIES

         5.1     Earned Royalties.  Subject to adjustment as set forth in
Section 5, NEWCO shall pay ILEX a royalty on Net Sales of Products in (i) the
U.S. and in (ii) the Non-U.S. Territory at the royalty rate of   [**]
      on Net Sales of Products in the respective Territories in a calendar year, except as provided below.

         Royalties shall be paid in respect of Net Sales of Products in a given country of the Territory for a period of ten (10) years from the date of First Commercial Sale of the first Product in such country. Thereafter, royalties shall be paid in respect of a given Product only so long as the manufacture, sale or use of such Product in such country would, but for the license granted herein, infringe a Valid Claim. With respect to countries where all Valid Claims expire before the 10-year period, the royalty rate on Net Sales of
Products shall be reduced to         [**]          for the remainder of the
10-year period. Notwithstanding the foregoing, however, with respect to Europe only, royalties on Net Sales of a given Product which are payable only by virtue of clause (ii) of Section 1.22 shall be payable on a country-by-country basis commencing with the first commercial sale of such Product in such country and ending on the earlier of (x) the date on which the Know-How used to make and develop such Product becomes published or generally known to the public through no fault on the part of NEWCO or its Affiliates or sublicensees or (y) the eighth (8th) anniversary of the commercial sale of the first Product in such country.

         5.2 Payment to B.W. Co. and WFL. ILEX hereby undertakes and agrees to transfer the applicable royalty payments to B.W. Co. and WFL, in accordance with the B.W. Agreement. ILEX shall indemnify and hold NEWCO, its Affiliates, directors, officers, employees and agents harmless from and against any liabilities for ILEX's breach of this Section 5.2 and NEWCO shall have the right to set off future royalties due ILEX pursuant to Section 5.1 by the amount of such liability.


         5.3     Third Party Sales.

         (i) With respect to any country in which Patent Rights do not exist, if (a) a product containing the Compound as an active ingredient for use in the Field is introduced by a Third Party (a "Competitive Product") and (b) sales by such Third Party exceed the applicable percentage set forth below of unit sales of NEWCO and its sublicensees of Products in such country in any calendar quarter, then the royalty rates specified in Sections 5.1 applicable to sales by NEWCO and its sublicensees of Products in such country during such calendar quarter shall be adjusted as set forth below:

      % Third Party Unit Sales ("X")                                   %
      ------------------------------                                   --
Reduction in Section 5.1 Royalty Rates
--------------------------------------
         X less than or equal to [**]                                  [**]
       [**] less than X less than [**]                                 [**]
       X greater than or equal to [**]                                 [**]

By way of example only, if in a given calendar quarter a Third Party's unit
sales of a Competitive Product in a country were         [**]              of
the unit sales by NEWCO and its sublicensees of Products in such country for the same calendar quarter, the royalty rates applicable to such sales by NEWCO
and its sublicensees during such calendar quarter would be      [**]
     .

         (ii) For purposes of this Section 5.3, Third Party unit sales shall be measured by the sales reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania and its affiliates ("IMS") or another independent marketing firm selected and paid by NEWCO and reasonably acceptable to ILEX. NEWCO shall furnish to ILEX copies of reports of IMS or such other auditing firm for the relevant calendar quarter(s), together with NEWCO's royalty reports and NEWCO's royalty payments for the relevant quarters.

         5.4 Accrual of Royalties. No royalty shall be payable on a Product made, sold, or used for tests or development purposes or distributed as samples. No royalties shall be payable on sales among NEWCO and NEWCO's sublicensees, but royalties shall be payable on the initial subsequent sale by NEWCO or its sublicensees to a Third Party. No multiple royalty shall be payable because the manufacture, use or sale of a Product is covered by more than one Valid Claim or is subject to both Know-How and a Valid Claim.

         5.5     Third Party Royalties.  If (i) NEWCO or its sublicensees and
(ii) ILEX agree that NEWCO or its sublicensees are required to pay royalties to any Third Party because the manufacture, use or sale of a Compound contained in a given Product infringes any patent or other intellectual property rights of such Third Party in a given country, NEWCO or its sublicensees may deduct equal amounts from royalties thereafter due to ILEX pursuant to paragraph 5.1 with
respect to Net Sales of such Product in such country up to       [**]
of the royalties or such other fees paid to such Third Party, subject to the limitation in the immediately following sentence. In no event shall the royalties due to ILEX, pursuant to Paragraph 5.1, on such Net Sales of such Product in such country on account of any reduction pursuant to this Section
5.5 be thereby reduced by more than           [**]            of the royalties
which otherwise would have been due hereunder on such Net Sales of such Product in such country.

                   ARTICLE 6.  ROYALTY REPORTS AND ACCOUNTING

         6.1 Royalty Reports; Records. During the term of this Agreement, NEWCO shall furnish to ILEX, in respect of Net Sales of Products in the U.S. and in respect of Net Sales of Products in the Non-U.S. Territory, a written report or reports covering each calendar quarter (a "Royalty Period") showing
(i) the Net Sales of all Products in the U.S. or the Non-U.S. Territory, as applicable, during the Royalty Period; (ii) the royalties, payable in the Base Currency, which shall have accrued hereunder in respect of such sales; (iii) withholding taxes, if any, required by law to be deducted in respect of such sales; and (iv) the exchange rates used in determining the amount of the royalties payable in the Base Currency. With respect to sales of Products invoiced in the Base Currency, the Net Sales and royalty payable shall be expressed in such Base Currency. With respect to sales of Products invoiced in a currency other than the Base Currency, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the Base Currency equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the London Financial Times under the heading "World Value of the Pound" on the last day of each month during the Royalty Period in which the London Financial Times' Guide is published (currently Tuesdays). If any sublicensee makes any sales invoiced in a currency other than its domestic currency, the Net Sales shall be converted to its domestic currency in accordance with the sublicensee's normal accounting principles. NEWCO shall furnish to ILEX appropriate evidence of payment of any tax or other amount required by applicable laws or regulations to be deducted from any royalty payment. Reports shall be due on the forty-fifth (45th) day following the close of each respective calendar quarter. NEWCO shall keep accurate records in sufficient detail to enable the royalties payable hereunder to be determined. NEWCO shall be responsible for all royalties and late payments that are due to ILEX but have not been paid by NEWCO's sublicensees to NEWCO

         6.2 Right to Audit. Upon the written request of B.W. Co. or WFL or ILEX (the "Auditing Party"), at its expense and not more than once in each calendar year (i.e., once for B.W. Co. and once for WFL and once for ILEX), NEWCO shall permit an independent public accountant, selected by the Auditing Party, and acceptable to NEWCO (the "Auditor"), which acceptance shall not be unreasonably refused, to have access during normal business hours to those records of NEWCO as may be reasonably necessary to verify the accuracy of the royalty reports furnished by NEWCO pursuant to Section 6.1 of this Agreement in respect of any calendar year ending not more than forty-eight (48) months prior to the date of such request. NEWCO shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by the Auditor. If the Auditor's report shows any underpayment of royalties, within twenty five (25) days after NEWCO's receipt of such report, NEWCO shall remit to ILEX (i) the amount of such underpayment and (ii)
if such underpayment exceeds       [**]        of the total royalties owed to
the Auditing Party for the calendar year then being audited, the reasonable and necessary fees and expenses of the Auditor, subject to reasonable substantiation thereof. Any overpayment of royalties shall be fully creditable against future royalties payable to the Auditing Party in subsequent Royalty Periods.

         6.3 Confidentiality of Records. The Auditing Party agrees that all information subject to review under this Article 6 or under any sublicense agreement is confidential and that it and its accountant shall retain all such information in confidence in accordance with the provisions of Article 13 hereof. At NEWCO's request, the Auditor shall execute a confidentiality agreement with respect to the information subject to review under this Article 6.

                     ARTICLE 7.  ROYALTY AND OTHER PAYMENTS

         7.1 Royalty Payment Due Dates. Royalties shown to have accrued in each royalty report provided for under Article 6 of this Agreement shall be due and payable on the date such royalty report is due. Payment of royalties in whole or in part may be made in advance of such due date.

         7.2     Currency Restrictions.  Except as hereinafter provided in this
Section 7.2, all royalties due shall be paid in the Base Currency. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country of the Territory where the Products are sold, NEWCO shall have the right and option to make such payments by depositing the amount thereof in local currency to ILEX's account in a bank or depository in such country.

         7.3 Interest. Royalties, Milestone, and other payments required to be paid by NEWCO pursuant to this Agreement shall, if overdue, bear interest
at a per annum rate of          [**]          or the maximum rate allowed by
law, whichever is less, until paid. The payment of such interest shall not preclude ILEX from exercising any other rights it may have because any payment is overdue.

                 ARTICLE 8.  DEVELOPMENT AND MARKETING PROGRAM

         8.1 Development Plan. NEWCO shall prepare a development program and budget (the "Development Plan") to conduct clinical studies and such other work as is necessary to file for and obtain marketing approval of the Compound, for one or more indications, in the United States, Europe, and Japan. NEWCO shall exercise its best efforts to formulate the Development Plan in the shortest time possible.


         8.2 Oversight of Development Plan. ILEX and NEWCO agree that NEWCO shall oversee the Development Plan. On an annual basis, NEWCO shall review, modify, and adjust the Development Plan as appropriate. NEWCO shall undertake and comply with ILEX's obligations set forth in Sections 8.1, 8.2, and 8.3 of the B.W. Agreement.

         8.3 Commercialization Plan. ILEX will have a right of first refusal to market the Products in the countries for which approval to market has been obtained, provided that ILEX reasonably demonstrate that it has reasonably competitive capabilities and pricing to accomplish such marketing.

         8.4 Progress Reports. Until commercial introduction of the first Product, NEWCO will provide a semiannual report to ILEX summarizing NEWCO's activities related to the development of the Products and securing of the requisite Registrations during the semiannual period covered by such report.

                       ARTICLE 9. MANUFACTURE AND SUPPLY

         ILEX shall have the exclusive right, except to the extent that the partners in NEWCO agree to have a back-up manufacturer, to supply formulated Product to NEWCO and its sublicensees provided that ILEX can reasonably demonstrate that it has reasonably competitive capabilities and can supply such Product at reasonably competitive prices. The parties will use their
reasonable efforts to keep the cost of Product below        [**]       of Net
Sales.

                           ARTICLE 10.  PATENT RIGHTS

         10.1 Patent Prosecution and Maintenance. The parties acknowledge and agree that pursuant to the B.W. Agreement, B.W. Co. and WFL have primary responsibility for preparation, filing, prosecution, and maintenance of Patent Rights. Should at any time during the term of this Agreement, ILEX be given the opportunity to prosecute any patent application or to maintain any Patent Rights in any country in the Territory pursuant to Article 9.1 of the B.W. Agreement, ILEX shall (i) use reasonable efforts to prosecute patent applications within the Patent Rights, to obtain patents thereon and to maintain any such patents during the term hereof using patent counsel of their choice, or (ii) offer NEWCO the right to prosecute such patent application and/or to maintain such patent at NEWCO's expense.

         10.2 Patent Prosecution Costs. NEWCO shall reimburse ILEX for the reasonable out-of-pocket expenses incurred in the performance of ILEX's, B.W. Co.'s, or WFL's obligations pursuant to Section 10.1 and out-of-pocket expenses ILEX incurred pursuant to section 9.3 of the B.W. Agreement. ILEX shall invoice NEWCO for such expenses on or before April 30 and October 31 of each year with respect to those out-of-pocket expenses ILEX has incurred for the six
(6) month period ending on the last day of the immediately preceding August or February. Such invoice shall itemize, in reasonable detail, the expenses which have been incurred on a country-by-country basis. Payment of each invoice shall be due net twenty (20) days after its date.

                     ARTICLE 11.  THIRD PARTY INFRINGEMENT

         In the event that NEWCO becomes aware that a product containing the Compound for use in the Field is being made, used or sold in the Territory and it believes that such product infringes a Valid Claim, it shall promptly advise ILEX of all the relevant facts and circumstances known by it in connection with the infringement. In the event that (i) ILEX and B.W. Co. and WFL shall fail, within ninety (90) days after ILEX receives notice from NEWCO, either (a) to terminate such infringement or (b) to institute an action to prevent continuation thereof and, thereafter, to prosecute such action diligently, or
(ii) ILEX earlier notifies NEWCO that ILEX and B.W. Co. and WFL do not plan to terminate the infringement or institute such action, then NEWCO shall have the right to do so at its own expense. ILEX shall cooperate with NEWCO in such effort including being joined as a party to such action, if necessary. Any damages or costs recovered in connection with any action filed by NEWCO hereunder, after first reimbursing NEWCO for its out-of- pocket costs and expenses of litigation, shall be deemed to be Net Sales of Products in the calendar year actually received by NEWCO and royalties shall be payable by NEWCO to ILEX thereon in accordance with the terms of this Agreement. Any damages or costs recovered in connection with any action filed by ILEX hereunder, after reimbursing ILEX for its out-of-pocket costs and expenses of litigation and royalties due to either B.W. Co. or WFL, respectively, in accordance with the B.W. Agreement shall be divided among ILEX and NEWCO on an equal basis. Any damages or costs recovered in connection with any action filed by B.W. Co. or WFL, respectively, in connection with any action filed by it under Article 10 of the B.W. Agreement, after first reimbursing B.W. Co. or WFL for its out-of-pocket costs and expenses of litigation, shall be divided by ILEX and NEWCO in equal
amounts of         [**]             .


                    ARTICLE 12.  INDEMNIFICATION; INSURANCE

         12.1 Indemnification by NEWCO. NEWCO agrees to indemnify and hold ILEX, its Affiliates, directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys' fees and costs and other expenses of litigation) resulting from (i) claims arising out of NEWCO's or its sublicensees' testing, use, manufacture or sale of the Products; (ii) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against NEWCO, unappealable or unappealed by NEWCO within the time allowed therefor) by ILEX of its indemnification rights set forth in clause (i) of this Section 12.1; or (iii) the successful enforcement (i.e., a judgment issued by a court of competent jurisdiction against NEWCO, unappealable or unappealed by NEWCO within the time allowed therefor) by either B.W. Co. or WFL of a claim against ILEX that arises under the B.W. Agreement.

         12.2 Indemnification Procedures. If ILEX (the "indemnitee") intends to claim indemnification under this Article 12, ILEX shall promptly notify NEWCO (the "indemnitor") in writing of any action, claim or liability in respect of which the indemnitee or any of its Affiliates, directors, officers, employees or agents intend to claim such indemnification. The indemnitee shall permit, and shall cause its Affiliates, directors, officers, employees and agents to permit, the indemnitor, at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the indemnitor; provided, however, that such settlement does not adversely affect the indemnitee's rights hereunder or impose any obligations on the indemnitee in addition to those set forth herein in order for it to exercise such rights. No such action, claim or liability shall be settled without the prior written consent of the indemnitor and the indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The indemnitee and its Affiliates, directors, officers, employees and agents shall cooperate fully with the indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification. The indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

         12.3    Insurance.

         (i) NEWCO shall take out and maintain, at its own expense, during the term of this Agreement, and for a minimum of two (2) years following the expiration, termination or cancellation of this Agreement, product liability coverage from an insurance company or companies reasonably satisfactory to ILEX. During the clinical development of Products, such coverage shall be at
least    [**]    per occurrence. Promptly upon commercial introduction of the initial Product, the parties shall negotiate in good faith an increase in such coverage. The insurance policy relating to such coverage shall name ILEX, B.W. Co., and WFL as additional insureds by way of endorsement or otherwise as their respective interests may appear.

         (ii) Within thirty (30) days after the Effective Date, NEWCO shall cause to be delivered to ILEX an insurance certificate evidencing the insurance coverage required by Subsection 12.3(i). Such insurance certificate shall name ILEX, B.W. Co., and WFL as additional insureds as their respective interests may appear.

                          ARTICLE 13.  CONFIDENTIALITY

         13.1 Treatment of Confidential Information. Except as otherwise provided in this Article 13, during the term of this Agreement and for a period of five (5) years thereafter:

         (i) NEWCO will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of ILEX to NEWCO under this Agreement; and

         (ii) ILEX will retain in confidence and use only for purposes of this Agreement any information and data supplied by or on behalf of NEWCO to ILEX under this Agreement.

         For purposes of this Agreement, all such information and data which a Party is obligated to retain in confidence shall be called "Information."

         13.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a party may disclose Information to its Affiliates, sublicensees (actual and prospective), investors (actual and prospective), consultants, outside contractors and clinical investigators on condition that such entities or persons agree (i) to keep the Information confidential for at least the same time periods and to the same extent as each party is required to keep the Information confidential and (ii) to use the Information only for such purposes as such party is entitled to use the Information. Each party or its Affiliates or, if applicable, its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure (a) is reasonably necessary to obtain patents or authorizations, to conduct clinical trials and to market commercially the Product, provided such party is otherwise entitled to engage in such activities under this Agreement or (b) is otherwise required by applicable laws or regulations. To the extent reasonably necessary or appropriate to fulfill its obligations or exercise its rights under the B.W. Agreement or any rights that survive termination or expiration thereof, ILEX may disclose information to B.W. Co. or WFL, under terms set forth in Sections 12.1-12.5 of the B.W. Agreement.

         13.3 Release From Restrictions. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise part of the public domain other than by acts of the party obligated not to disclose such Information (for purposes of this Article 13, the "receiving party") or its Affiliates or sublicensees in contravention of this Agreement; (ii) is disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained, directly or indirectly, from the other party under this Agreement or under an obligation of confidence; (iv) results from research and development by the receiving party or its Affiliates or sublicensees independent of disclosures from the other party under this Agreement; (v) has been approved for publication by the parties hereto; or (vi) is Product-related information which is reasonably required to be disclosed in connection with the marketing of the Product.

         13.4 Confidentiality of Agreement. Except as otherwise required by law or applicable regulation or the terms of this Agreement or otherwise mutually agreed upon by the hereto, each party shall treat as confidential the terms, conditions and existence of this Agreement. Notwithstanding the foregoing, a party may disclose such terms, conditions and existence to an Affiliate or, in the case of NEWCO, a sublicensee, which agrees to be bound by the terms of this Section 13.4 to the same extent as such party.

         13.5 Right to Publication. NEWCO agrees that ILEX shall have the right to publish or to present publicly (collectively, a "Publication") the results of any research, work or other development performed pursuant to this Agreement by or on behalf of ILEX (collectively, the "Results"). ILEX agrees to submit any proposed Publication to NEWCO for its review at least thirty (30) days prior to submission or presentation of such Publication. If NEWCO requests a delay in submission or presentation based on patent considerations, NEWCO agrees to delay such submission or presentation for a period not to exceed ninety (90) days from the date of such request. ILEX further agrees to give due consideration to any comments made by NEWCO with respect to such Publication but, except as set forth in the immediately following sentence, ILEX shall determine the content of the Publication.

                         ARTICLE 14.  TERM; TERMINATION

         14.1    Term; Termination.  Unless terminated sooner pursuant to
Section 14.3 this Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the expiration of the later of ILEX's obligation to pay royalties under the B.W. Agreement or NEWCO's obligation to pay royalties hereunder; at which time, notwithstanding anything to the contrary contained herein, all rights licensed to NEWCO herein shall be deemed to be converted to a fully paid, non-exclusive, irrevocable, royalty free license of the Technology in the Territory to use, sell and have sold Products incorporating, utilizing or otherwise commercially exploiting the Technology in the Field. Upon expiration or termination of this Agreement with respect to one or more countries of the Territory, the rights and obligations of the parties with respect to such country or countries shall cease, except as follows:

         (i) the rights and obligations of the parties under Article 12 shall survive termination or expiration;

         (ii) upon expiration or termination for any reason, the obligations of confidentiality and use of Information under Article 13 shall survive for the period provided therein;

         (iii)   upon termination, NEWCO's obligations under Sections 14.3,
14.4 and 14.5 shall survive; and

         (iv) expiration or termination of this Agreement shall not relieve the parties of any other obligation accruing prior to such termination.

         14.2 Paragraph 13.2 of the B.W. Agreement. ILEX agrees not to exercise its rights under Section 13.2 of the B.W. Agreement unless (i) NEWCO is in breach of this Agreement or (ii) ILEX and NEWCO agree to do so.

         14.3    Termination For Cause.

         (i) ILEX may terminate this Agreement in the U.S. and/or in the Non-U.S. Territory upon the occurrence of any of the following:

                          (a) upon or after the bankruptcy, insolvency, dissolution or winding up of NEWCO (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

                          (b) upon or after the breach of any material provision of this Agreement by NEWCO if such breach is not cured within twenty (20) days after ILEX gives NEWCO written notice thereof, it being understood that if such breach relates solely to NEWCO's obligations in the U.S., then this Agreement may be terminated only as to the U.S.; and, if such breach relates solely to NEWCO's obligations in the Non-U.S. Territory, then this Agreement may be terminated only as to the Non-U.S. Territory;

                          (c)     upon the abandonment by NEWCO of the
                  development of the Products. As used in this clause (c), the term "abandonment," in respect of development of the Products, shall mean that NEWCO or its sublicensees have failed for a period of five (5) or more consecutive months to conduct any development, testing, regulatory or manufacturing activity reasonably necessary in order to prepare and file such Registration for such Product in the U.S., unless such failure was due to (x) reasons beyond its or their control (such as circumstances of the type described in Article 21 hereof) or (y) the failure by ILEX to perform its obligations hereunder. NEWCO shall give ILEX prompt written notice of the abandonment of the development of the Products; or

                          (d) upon the termination of the B.W. Agreement, in whole or in part, by either B.W. Co. or WFL, it being understood that if the B.W. Agreement termination relates solely to ILEX's License Rights in the U.S., then this Agreement may be terminated only as to the U.S.; and, if such termination relates solely to ILEX's License Rights in the Non-U.S. Territory, then this Agreement may be terminated only as to the Non-U.S. Territory;

         (ii) NEWCO may terminate this Agreement upon the occurrence of any of the following:

                          (a) the bankruptcy, insolvency, dissolution or
                 winding up of ILEX (other than dissolution or winding up for the purposes of reconstruction or amalgamation);

                          (b) the breach of any material provision of this
                 Agreement by ILEX if such breach is not cured within sixty
                 (60) days after NEWCO gives ILEX written notice thereof;

                          (c) the NEWCO Board of Managers determines that the
                 Compound is not approvable for any indications in the Field.

         14.4 NEWCO's Obligations Upon Termination. Upon termination (but not expiration) of this Agreement for any reason, (i) NEWCO shall promptly pay to ILEX any amounts due under the terms of this Agreement including License Fees and Royalty Fees which have accrued as of the date of termination (ii) NEWCO agrees to cooperate fully with ILEX or its respective nominee, to transfer or to hand over to ILEX or its respective nominee, health registrations and sales registrations regarding the Products in the country or countries in which termination has occurred and (iii) in the event of termination with respect to all countries of the Territory, NEWCO shall return to ILEX all copies of the Information supplied by either hereunder, except that NEWCO's legal department may retain one copy of the Information for purposes of determining the scope of its obligations hereunder, and all rights that ILEX granted NEWCO hereunder shall revert back to ILEX and NEWCO shall grant ILEX a nonexclusive royalty free license in any improvements to the Know-How or Patent Rights, including but not limited to any trade secret, patentable improvement or patent rights.

         14.5 Disposition of Product. Upon termination of this Agreement with respect to all countries of the Territory, NEWCO shall provide ILEX with a written inventory of all the Products (in the form of raw materials, work-in-process and finished goods) in its and its sublicensees' possession and shall have the right to dispose of such Products within six (6) months thereafter, subject to fulfillment of its royalty obligations relating thereto. Notwithstanding the foregoing, upon termination of this Agreement in all countries of the Territory, NEWCO shall promptly return or destroy, at ILEX's election, any materials supplied by ILEX pursuant to Article 15.

         14.6 Sublicensees Upon Termination. If any party terminates the Agreement and sublicensees are not then in default under the terms of their sublicensee agreements hereunder, ILEX shall have the right (but not the obligation) to assume and continue such sublicense agreements with payments thereunder being made by the sublicensees directly to ILEX, as the case may be, without any further obligations on the part of NEWCO with respect thereto.

                         ARTICLE 15.  TRANSFER TO NEWCO

         Within the twenty (20) day period following the Effective Date, ILEX shall make available to NEWCO all of the Technology, and ILEX shall assign to NEWCO IND 30,692 for the Compound. NEWCO shall acknowledge acceptance of such assignment to the FDA promptly after it is made by ILEX. Within the twenty
(20) day period following effective date, ILEX shall transfer legal title to formulated Compound delivered by B.W. Co. pursuant to Article 14.2 of the B.W. Agreement. ILEX shall supply the formulated Compound "AS IS" and subject to the limitations of Sections 14.2 and 14.3 of the B.W. Agreement.

                            ARTICLE 16.  ASSIGNMENT

         This Agreement may not be assigned or otherwise transferred by NEWCO without the written consent of ILEX; provided, however, that NEWCO may, without such consent, assign this Agreement in connection with the transfer or sale of all or substantially all of its business related to the Products or in the event of its merger or consolidation with another company. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve NEWCO of responsibility for the performance of any accrued obligation which NEWCO then has hereunder.


                          ARTICLE 17.  PATENT MARKING

         NEWCO agrees to mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws.


                     ARTICLE 18.  REGISTRATION OF LICENSES

         NEWCO agrees to register or give required notice concerning this Agreement, through itself or through a sublicensee, in each country of the Territory where there exists a Valid Claim and an obligation under law to so register or give notice, to pay all costs and legal fees connected therewith and shall otherwise comply with all national laws applicable to this Agreement.

                       ARTICLE 19.  PATENT TERM EXTENSION

         NEWCO hereby agrees to cooperate fully with ILEX and its Affiliates in obtaining an extension of the term of any patent included within the Patent Rights under the applicable laws of any country including, but not limited to, the Drug Price Competition and Patent Term Restoration Act of 1984. NEWCO agrees to execute such documents and to take such additional actions as ILEX or any of its Affiliates may reasonably request in connection therewith. NEWCO further agrees promptly (and in any event within seven (7) days) to provide ILEX with a copy of each product registration certificate, via facsimile, which NEWCO receives in respect of a Product in any country for purposes of ILEX seeking such an extension.

                          ARTICLE 20.  B.W. AGREEMENT

         Each of the parties agrees to abide by and comply with the terms of the B.W. Agreement. Any terms of this Agreement that are inconsistent with the B.W. Agreement or that would be interpreted as a breach by ILEX of the B.W. Agreement shall be interpreted to comply with the B.W. Agreement.

                           ARTICLE 21.  FORCE MAJEURE

         A party shall not be held liable or responsible to another party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

                           ARTICLE 22.  SEVERABILITY

         Each party hereby expressly agrees and contracts that it is not the intention of any party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

                              ARTICLE 23.  NOTICES

         Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by facsimile (and promptly confirmed by such registered or certified mail), to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement. Any notice sent by registered or certified mail as aforesaid shall be deemed to have been given when mailed.

In the case of ILEX:
                                  ILEX Oncology Inc.
                                  14785 Omicron Drive
                                  San Antonio, Texas 78245-3217
                                  Attention: President
                                  Facsimile No.: (210) 677-6009

                                  and with a copy to:

                                  Fulbright & Jaworski L.L.P.
                                  Attention:  Thomas D. Paul
                                  1301 McKinney, Suite 5100
                                  Houston, Texas  77010-3095
                                  Telephone:  (713) 651-5151
                                  Facsimile No.:  (713) 651-5246

In the case of NEWCO:
                                  MPILEX Partners, L.P
                                  14785 Omicron Dr., Suite 101
                                  San Antonio, Texas   78245

                                  and with a copy to:

                                  MPI Development, Inc.
                                  54943 N. Main St.
                                  Mattawan, Michigan 49071
                                  Attention: J. R. Mitchell, M.D., Ph.D.
                                  Telephone:  (616) 668-3336
                                  Facsimile No.:  (616) 668-4151
                                  with a copy to:

                                  Howard & Howard Attorneys, P.C.
                                  Attention:  Joseph B. Hemker
                                  The Kalamazoo Building, Suite 402
                                  107 West Michigan Avenue
                                  Kalamazoo, Michigan 49007-3956
                                  Telephone:  (616) 382-1483
                                  Facsimile No.:  (616) 382-1568


                   ARTICLE 24.  GOVERNING LAW AND ARBITRATION

         24.1 Governing Law. This Agreement is to be read and construed in accordance with and be governed by laws of the State of Texas, exclusive of its choice of law rules. Each party hereby irrevocably submits to jurisdiction in the courts of the State of Texas for any dispute that arises under this Agreement. The parties hereby exclude the application of The Convention for the International Sale of Goods.

         24.2 Alternative Dispute Resolution. All claims, disputes, controversies and other matters in question arising out of or relating to this Agreement shall be settled in accordance with the provisions of Appendix III attached hereto, and judgment may be entered upon the arbitration award in any court having jurisdiction thereof.

                  ARTICLE 25.  ENTIRE AGREEMENT; MODIFICATION

         This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto. B.W. Co. and ILEX agree that the Letter Agreement is hereby terminated.

                                  ARTICLE 26.

    COMPLIANCE WITH UNITED STATES OF AMERICA AND FOREIGN LAWS AND STANDARDS

         26.1 Marketing Regulations. Each party shall be responsible for complying with all FDA rules regulations and requirements and with all FDA equivalent laws, rules, requirements and regulations in the countries outside the United States covering the marketing and sale of Product.

         26.2 Manufacturing Regulations. Each party shall be responsible for complying with all FDA rules regulations and requirements and with all FDA equivalent laws, rules, requirements and regulations in the countries outside the United States covering the manufacture of Product.

         26.3 Export Laws. Each party shall be responsible for compliance with all laws, rules and regulations covering the exportation or importation of Product.

         26.4    Foreign Corrupt Practices Act.

                 (i) Agreement. Each party agrees that neither it nor any of its employees or agents will, directly or indirectly, in connection with the solicitation of sales or sales of Products to customers:

                          (a) make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (1) is unlawful under laws applicable thereto, or (2) would be unlawful under the Foreign Corrupt Practices Act of 1977, as amended (the "Act"), of the United States of America;

                          (b) make any payment to any person, if such payment constitutes an illegal bribe, illegal kickback or other illegal payment under laws applicable thereto; or

                          (c) commit, directly or indirectly, any other act or omission in violation of any applicable law, regulation, rule or custom having the effect of law.

                 (ii) No Authorization. Neither party nor any of a party's employees is authorized under this Agreement to engage in any of the activities described in Section 26.4(i), and each party agrees that no such activity will be in furtherance of its relationship with the other party or of the business of the other party. Each party affirms that neither it nor any of its employees or agents is an official or an employee of any government.

                 (iii) Indemnification. In the event a party or its employees engage in any of the activities described in Section 26.4(i), and if such activities result in any judicial, quasi-judicial or administrative proceedings involving the other party, or its employees or agents, the party engaging in such activities will indemnify the other party and such employees or agents of the other party, for all expenses, including, but not limited to, attorneys' fees and expenses of investigation, incurred in the course of such proceedings.

                 (iv) Reporting. Each party agrees to report to the other party any solicitation to engage in any activity described in Section 26.4(i) as soon as possible after it becomes aware of such solicitation, but in no event more than ten calendar days thereafter. Each party agrees further to provide all information concerning such solicitation which the other party may reasonably request.

         26.5 Local Law. Each party shall be responsible for compliance with all local, state, federal and foreign governmental laws, rules, regulations and requirements for the marketing, sale or other transfer of Product.

                              ARTICLE 27.  WAIVER

         The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the rights of such party thereafter to enforce each such provision.

                           ARTICLE 28.  COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

                             ARTICLE 29.  CAPTIONS

         The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.


                           [Signatures on next page.]

         IN WITNESS WHEREOF, the parties have executed this License Agreement as of the Effective Date.

                          ILEX ONCOLOGY, INC.



                          By:   /s/ Richard L. Love
                              -----------------------------------------
                                   Richard L. Love, President


                          MPILEX PARTNERS, L.P.

                          By:      MPILEX Management, L.L.C.



                                   By:   /s/ J. R. Mitchell
                                       --------------------------------
                                           J. R. Mitchell, M.D., Ph.D.,
                                           Vice President

                                   APPENDIX I



B.W. Agreement to be set forth herein.

                                  APPENDIX II



Piritrexim isethionate or
2,4-Diamino-6(2,5-dimethoxybenzyl)-5-methylpyrido-(2,3- d)pyrimidine:

                     has a molecular weight of:    451.50
                               and the formula:    C17H19N5O2oC2H6O4S





                                     AII-1

                                  APPENDIX III


                         ALTERNATIVE DISPUTE RESOLUTION


         All disputes between the Parties relating to this Agreement shall be settled by the following procedures:

         1.      NEGOTIATION

                 1.1 Within thirty (30) days of the incurred acts, occurrences and/or omissions giving rise to the dispute, the aggrieved party shall give detailed written notice to the other party of the aggrieved party's specific complaint including the amount of actual damages and expenses, including attorneys' fees, claimed or incurred by the aggrieved party. The aggrieved party shall include copies of all documents which support its claims.

                 1.2 Within thirty (30) days after receipt of the notice, the party receiving the notice shall tender to the other party a written response, including an offer of settlement, if appropriate. Any offer of settlement not accepted with thirty (30) days of receipt by the aggrieved party shall be deemed to have been rejected.

                 1.3 The tender of an offer of settlement is not an admission of engaging in an unlawful act or practice or of liability.

                 1.4 In the event the parties are unable to settle their disputes after following the procedures set forth above, with fifteen (15) days thereafter, the parties shall submit their disputes to mediation.

         2.  MEDIATION

                 2.1 Consent to Mediator. Both parties shall share equally in the naming of the mediator. The mediator shall act as an advocate for resolution and shall use his or her best efforts to assist the parties in reaching a mutually acceptable settlement.

                 2.2 Conditions Precedent to Serving as Mediator. The mediator shall not serve as a mediator in any dispute in which he or she has any financial or personal interest in the result of the mediation. Prior to accepting an appointment, the mediator shall disclose any circumstance likely to create a presumption of bias or prevent a prompt meeting with the parties. In the event that the parties disagree as to whether the mediator shall serve, the mediator shall not serve.

                 2.3 Authority of Mediator. The mediator does not have the authority to decide any issue for the parties, but will attempt to facilitate the voluntary resolution of the dispute by the parties. The mediator is authorized to conduct joint and separate meetings with the parties and to offer suggestions to assist the parties in achieving settlement. If necessary, the mediator may also obtain expert advice concerning technical aspects of the





                                     AIII-1
dispute, provided that the parties agree and assume the expenses of obtaining such advice. Arrangements for obtaining such advice shall be made by the mediator or the parties, as the mediator shall determine. Likewise, the mediator may request the limited production of documents from both parties in defense of their respective claims. The mediator shall not disclose the parties in defense of their respective claims. The mediator shall not disclose the actual documents without the consent of the offering party. However, in his or her discussions with the respective parties, the mediator will be permitted to share summary oral information from any such documents.

                 2.4 Length of Mediation. Mediation proceedings shall not extend beyond two (2) days, without the consent of the parties.

                 2.5 Commitment to Participate in Good Faith. The parties further agree that at any time following the mediation process but prior to the initiation of binding arbitration, the president or highest ranking senior level executive of the respective companies shall meet or confer telephonically in one last effort to resolve the dispute. During each phase of the alternative dispute evaluation process, the parties agree to act in good faith to settle the dispute, if possible.


         3.      ARBITRATION.

                 3.1 All claims, disputes, controversies and other matters in question arising out of or relating to the Agreement or to the alleged breach thereof shall be settled by Negotiation between the parties as described in Section 1 of this Appendix III or by Mediation between the parties as described in Section 2 of this Appendix III. If such negotiation and mediation are unsuccessful, the parties agree to submit to binding arbitration. The parties agree the arbitration shall be administered by the American Arbitration Association ("AAA") and conducted in accordance with its Commercial Arbitration Rules, except as otherwise provided in accordance with procedures set forth in Sections 3.2 through 3.3 (xiii) of this Appendix III or as the parties may otherwise agree.

                 3.2 Notice. Notice of demand for binding arbitration shall be given in writing to the other party pursuant to the Agreement.

                 3.3 Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:
                          (i)     Arbitrator.  All claims, disputes,
controversies, and other matters (collectively "matters") in question shall be referred to and decided and settled by an arbitrator that has been found acceptable by both Licensor and Licensee. Selection of the arbitrator shall be made within ten (10) business days after the date of filing of a demand for arbitration. In the event the parties cannot agree on the selection of the arbitrator within ten (10) business days of delivery of the written notice invoking arbitration, the arbitrator shall be selected pursuant to the AAA Commercial Arbitration Rules.

                          (ii)    Cost of Arbitration.  The cost of arbitration
proceedings, including without limitation the arbitrator's compensation and expenses, hearing room





                                     AIII-2
charges, court reporter transcript charges etc., shall be borne by the parties equally or otherwise as the arbitrator may determine. The arbitrator may award the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrator is specifically instructed to award attorneys' fees for instances of abuse in the discovery process.

                          (iii)   Location of Proceedings.  The arbitration
proceedings shall be held in San Antonio, Texas, unless the parties agree otherwise.

                          (iv)    Pre-hearing Discovery.  The parties shall
have the right to conduct and enforce pre- hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:
                          (a) Each party may serve no more than one set of interrogatories limited to fifty items;
                          (b) Each party may depose the other party's expert
                 witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of nor more than 24 hours of depositions of the other party's witnesses), provided however, that the arbitrator may provide for additional depositions upon showing of good cause; and
                          (c) Document discovery and other discovery shall be
                 under the control of and enforceable by the arbitrator.

                          (v)     Discovery disputes.  All discovery disputes
shall be decided by the arbitrator.  The arbitrator is empowered;
                          (a) to issue subpoenas to compel pre-hearing document or deposition discovery;
                          (b) to enforce the discovery rights and obligations of the parties; and
                          (c) to otherwise control the scheduling and conduct
                 of the proceedings.

         Notwithstanding any contrary foregoing provisions, the arbitrator shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

                          (vi)    Pre-hearing Conference.  Within fifteen (15)
days after selection of the arbitrator or as soon thereafter as is mutually convenient to the arbitrator, the arbitrator shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.

                          (vii)   Hearing Procedures.  The hearing shall be
conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:
                          (a) Documents shall be self-authenticating, subject to valid objection by the opposing party;






                                     AIII-3

                          (b)  Expert reports, witness biographies,
                 depositions, and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;
                          (c) Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party thirty (30) days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;
                          (d) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and
                          (e) The arbitrator shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

                          (viii)  Governing Law.  This arbitration provision
shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.). All disputes under this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware. No conflict-of-laws rule or law that might refer such construction or interpretation to the laws of another jurisdiction shall be considered.

                          (ix)    Consolidation.  No arbitration shall include,
by consolidation, joinder, or in any other manner, any additional person not a party to the Agreement, except by written consent of both parties containing a specific reference to this Agreement.

                          (x)     Award.  The arbitrator is empowered to render
an award of general compensatory damages and equitable relief (including, without limitations, injunctive relief), but is not empowered to award exemplary, special or punitive damages. The award rendered by the arbitrator
(1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification.

                          (xi)    Waiver of Any Right to Punitive or Exemplary
Damages. All persons subject to the Agreement expressly agree to WAIVE ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES of any kind, whether this right or claim could accrue NOW OR IN THE FUTURE under applicable law. However, in the event a court determines that the express waiver set forth in Section 3(xi) of this Appendix III is unenforceable, then the arbitrator, and not a court, shall determine if punitive or exemplary damages should be awarded and, if awarded, the amount thereof.

                          (xii)   Confidentiality.  The parties hereto will
maintain the substance of any proceedings hereunder in confidence and the arbitrator, prior to any proceedings hereunder, will sign an agreement whereby the arbitrator agrees to keep the substance of any proceedings hereunder in confidence.

                          (xiii)  Severability.  In the event any court or
other tribunal concludes any portion of this Appendix III to be void or otherwise unenforceable for any reason, the





                                     AIII-4
remainder of this Appendix III shall survive and is deemed severable, such that the parties' express purpose to arbitrate any unresolved Controversy shall be recognized and given effect.





                                     AIII-5